EXPENSE LIMITATION AGREEMENT

GPS FUNDS II

    AGREEMENT made as of the ____ day of ______, 202__, between GPS Funds II, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”), and AssetMark, Inc., a California corporation (the “Advisor”).

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940; and
WHEREAS, the Trust includes the Funds identified on Schedule A; and
WHEREAS, the Advisor entered into an Investment Advisory Agreement with the Trust, dated August 30, 2024 (the “Advisory Agreement”), pursuant to which the Advisor provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time;

    NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.           FEE WAIVER AND EXPENSE ASSUMPTION.

The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that net annual fund operating expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2.           REIMBURSEMENT.

Subject to approval by the Board of Trustees, the Trust, on behalf of each Fund, agrees to reimburse the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years after the end of the calendar month in which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses or the then-current expense limitation in place for such Fund at the time of such repayment.  The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3.           ASSIGNMENT.

This Agreement may not be assigned by the Advisor without the prior consent of the Trust.

4.           DURATION AND TERMINATION.

This Agreement shall be effective on the date set forth in Exhibit A through the termination date in Exhibit A and shall continue in effect from year to year thereafter for any Fund upon mutual agreement of the Trust and the Advisor.  This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Advisor and the Trust.

The parties hereto have caused this Agreement to be effective as of the date first written above.

    GPS FUNDS II

    By: _______________________________

    Name & Title: _______________________

    ASSETMARK, INC.

    By: _______________________________

    Name & Title: _______________________

SCHEDULE A

Fund	Class	Expense Limit*	Original Effective Date	Original Termination Date
GuidePath® Growth Allocation Fund	Service	0.75%	August 1, 2024	July 31, 2026
	RS	1.50%	[January __, 2026]	[July 31, 2027]
GuidePath® Conservative Allocation Fund	Service	0.75%	August 1, 2024	July 31, 2026
	RS	1.50%	[January __, 2026]	[July 31, 2027]
GuidePath® Tactical Allocation Fund	Service	0.85%	August 1, 2024	July 31, 2026
	RS	1.60%	[January __, 2026]	[July 31, 2027]
GuidePath® Absolute Return Allocation Fund	Service	0.69%	August 1, 2024	July 31, 2026
	RS	1.44%	[January __, 2026]	[July 31, 2027]
GuidePath® Multi-Asset Income Allocation Fund	Service	0.85%	August 1, 2024	July 31, 2026
	RS	1.60%	[January __, 2026]	[July 31, 2027]
GuidePath® Flexible Income Allocation Fund	Service	0.80%	August 1, 2024	July 31, 2026
	RS	1.55%	[January __, 2026]	[July 31, 2027]
GuidePath® Managed Futures Strategy Fund	Service	1.65%	August 1, 2024	July 31, 2026
	RS	2.40%	[January __, 2026]	[July 31, 2027]
GuidePath® Conservative Income Fund	-	0.64%	August 1, 2024	July 31, 2026
GuidePath® Income Fund	-	0.79%	August 1, 2024	July 31, 2026
GuidePath® Growth and Income Fund	-	0.79%	August 1, 2024	July 31, 2026
* As an annual percentage of the Fund’s average daily net assets.